Exhibit 99.(a)(6)

ABERDEEN INVESTMENT FUNDS

Amendment No. 6 to Amended and Restated Master Trust Agreement

The undersigned, being at least a majority of the Trustees of Aberdeen Investment Funds (the “Trust”), having determined it to be consistent with the fair and equitable treatment of all shareholders of the Trust, hereby amend the Trust’s Amended and Restated Master Trust Agreement (the “Master Trust Agreement”), dated April 2, 2008, as follows:

1.              The name of the Resident Agent is hereby amended to be:
State Street Bank and Trust Company

Attn. Secretary Aberdeen Investment Funds

Tower 2, 3rd Floor, Mailstop CPH0326

100 Huntington Avenue

Boston, MA 02116

The foregoing amendment shall be effective on April 16, 2015.

IN WITNESS WHEREOF, the undersigned duly executed this amendment as of the 30th day of April, 2015.

/s/ Antoine Bernheim	/s/ Thomas Gibbons
Antoine Bernheim	Thomas Gibbons

/s/ Cynthia Hostetler	/s/ Robert S. Matthews
Cynthia Hostetler	Robert S. Matthews

/s/ Peter Wolfram	/s/ Andrew Smith
Peter Wolfram	Andrew Smith